Exhibit 5.1

September 1, 2023

POET Technologies Inc.

120 Eglinton Avenue East, Suite 1107

Toronto, ON M4P 1E2

Re:	POET Technologies Inc. – At-the-Market Offering of Common Shares

We have acted as Ontario counsel to POET Technologies Inc. (the “Corporation”) in connection with the public offering of the Corporation’s common shares, without par value, having an aggregate offering price of up to US$30,000,000 (the “Shares”) pursuant to a Registration Statement on Form F-3 (File No. 333-273853) (the “Registration Statement”) filed on August 9, 2023 with the U.S. Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) and declared effective on August 18, 2023, the prospectus included in the Registration Statement (the “Base Prospectus”), and a prospectus supplement to the Base Prospectus, dated September 1, 2023 (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”) relating to the Shares, filed with the Commission pursuant to Rule 424(b) under the Act. The Shares, if any, are to be sold in accordance with the equity distribution agreement, dated as of September 1, 2023, between the Corporation and Craig-Hallum Capital Group LLC (the “Sales Agreement”).

We have examined originals or copies, certified or otherwise to our satisfaction, of such documents and considered such questions of law as we considered necessary as a basis for our opinion, including the Registration Statement, the Prospectus, the Sales Agreement, the constating documents of the Corporation and resolutions of the board of directors of the Corporation approving, among other things: (i) the filing of the Registration Statement and Prospectus, (ii) the execution and delivery of, and performance of the Corporation’s obligations under, the Sales Agreement, and (iii) the issuance of the Shares. In all such examinations, we have assumed (i) the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and (ii) the truthfulness of all facts set forth in the public records and in certificates of public officials. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Our opinion herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein now in effect.

Based on and subject to the foregoing assumptions and qualifications, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K and to the use of our name in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder. The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof. We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

Yours truly,

/s/ Bennett Jones LLP

BENNETT JONES LLP